UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 21, 2010

Harsco Corporation

(Exact name of registrant as specified in its charter)

DE	001-3970	23-1483991
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

350 Poplar Church Road, Camp Hill PA	17011
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 717-763-7064

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 21, 2010, Geoffrey D. H. Butler, a current Vice Chairman of the Board of Directors of Harsco Corporation (the “Company”), notified the Company of his intent to retire from his position as Vice Chairman and as a Director of the Company, effective December 31, 2010. Mr. Butler has served Harsco throughout nearly two decades of strategic expansion and business growth, joining the Company in 1993 through the acquisition of MultiServ International, N.V. and later becoming Group CEO of both the Harsco Metals and Harsco Infrastructure businesses and President of the Company.  He was appointed to Harsco’s Board of Directors in January 2002.  Since July 2010, Mr. Butler has served as a Vice Chairman of the Company, providing mentorship support to Harsco’s operations leadership in transition to his stated plans for retirement, which Mr. Butler has advanced from the previously-announced date of June 2011.

On December 20, 2010, the Company entered into a Compromise Agreement (the “Compromise Agreement”) with Mr. Butler. The Compromise Agreement provides for:

•                  Termination of the Change in Control Severance Agreement between the Company and Mr. Butler, dated December 31, 2008, effective December 31, 2010;

•                  Payment of a lump sum amount of £357,636 and potential additional future payments regarding the 2011 target performance bonus scheme;

•                  Continued coverage for Mr. Butler and his spouse under the Company’s Private Health Insurance Scheme until the earlier of March 2012 or the date Mr. Butler obtains similar coverage provided from alternative employment; and

•                  Final payout of amounts relating to certain long-term incentive program awards in an amount equal to £54,182.

As a condition to receiving certain benefits provided him under the Retirement Agreement, Mr. Butler agreed to certain non-competition and non-solicitation provisions and to execute general releases of claims against the Company and its affiliates.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Harsco Corporation
(Registrant)

December 22, 2010	/s/ Mark E. Kimmel
(Date)	Mark E. Kimmel
Senior Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary